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                                                                    EXHIBIT 99.1

Northern Border                     News
Partners, L.P.                      Release 1111 South 103rd Street
                                            Omaha, Nebraska 68124-1000

                                    For Further Information,
                                    Contact:
                                    Public Relations Contact
                                    Beth Jensen
                                    (402) 398-7806

                                    Investor Relations Contact:
                                    Ellen Konsdorf
                                    (402) 398-7840


NORTHERN BORDER PARTNERS ADDRESSES MOODY'S
RATING ACTION; CONFIDENT WITH STRATEGY

FOR IMMEDIATE RELEASE: Tuesday, April 9, 2002

         Omaha, NE - Northern Border Partners, L.P. (NYSE: NBP) announced today that Moody's Investors Service has assigned a senior unsecured debt rating of Baa2 to the Partnership's public debt. Moody's confirmed the A3 senior unsecured rating of the Partnership's primary subsidiary, Northern Border Pipeline Company. Both rating outlooks are negative.

         The change in public debt rating for Northern Border Partners ends a rating review that began on February 8, 2002 with the announcement by Moody's that they had placed Northern Border Partners and Northern Border Pipeline Company under review for possible downgrade. In undertaking this action, Moody's cited Northern Border Partners' recent large acquisitions, its movement into the non-regulated gathering and processing businesses and the structure of the Partnership's public debt. The new Northern Border Partners rating represents a downgrade of only one level, and continues to leave Northern Border Partner's debt rated at a solid investment grade level. Standard & Poor's and FitchRatings continue to rate Northern Border Partners' and Northern Border Pipeline Company's public debt BBB+ and A-, respectively.

         "While we are disappointed that Moody's chose to lower our debt rating by one level," said Bill Cordes, chairman and chief executive officer of Northern Border Partners, "we recognize that it is more in line with our peer companies, and we have no immediate increases in debt costs from the rating change. We continue to believe our risk profile is conservative and our acquisitions strategy appropriate to provide distribution growth to our unitholders."

         Northern Border Partners, L.P. owns a 70 percent general partner interest in Northern Border Pipeline Company, which owns a 1,249-mile interstate pipeline system that transports natural gas from the Montana-Saskatchewan border to markets in the Midwestern United States. Additionally, the Partnership owns the 350-mile long Midwestern Gas Transmission system, which stretches from Portland, Tennessee to Joliet, Illinois. The Partnership also has gathering systems and processing plants in the Powder River, Wind River, and Williston Basins in the U.S.; owns and operates processing plants and gathering pipelines in Alberta, Canada; and transports coal-water slurry via a pipeline in the southwestern U.S. Northern Border Partners information may be found at http://www.northernborderpartners.com.

This press release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Although Northern Border Partners, L.P. believes that its expectations are based on reasonable assumptions, it can give no assurance that such expectations will be achieved. Important factors that could cause actual results to differ materially from those in the forward-looking statements include developments in the voluntary petitions for bankruptcy by Enron, and conditions in the capital markets.